EXHIBIT A
                     ACQUISITION AGREEMENT


THIS AGREEMENT, effective November 20, 1997, is made and entered into by and between:

     Richard A. Kellar, a resident of the full age of majority of the state of Florida;

        (hereinafter sometimes referred to as "Kellar")

                              AND

     Allied Health Partners, Inc., a corporation organized pursuant to the laws of the state of Louisiana and having its principal place of business at 62100 Poole's Bluff Road, Bogalusa, Louisiana 70427;

        (hereinafter sometimes referred to as "Allied")

                               AND

     Claire Technologies, Inc., a corporation organized pursuant to the laws of the state of Nevada and having a place of business at 7373 North Scottsdale Road, Suite B-169, Scottsdale, Arizona 85253;

        (hereinafter sometimes referred to as "Claire")

                              AND

     Olympic Rehabilitation Services, Inc., a corporation organized pursuant to the laws of the state of Louisiana and having its principal place of business at 62100 Poole's Bluff Road, Bogalusa, Louisiana 70427;

        (hereinafter sometimes referred to as "Olympic")

WHEREAS:

A. Claire is a company organized and existing under the laws of the State of Nevada;

B. Claire is the owner of all of the authorized, issued and outstanding capital stock of Olympic;

C. As of November 20, 1997, Richard A. Kellar was the sole member of: 1) Allied Management Group, L.L.C., a limited liability company formerly organized and existing under the laws of the State of Louisiana; 2) Health Care Partners, L.L.C. (d/b/a Cleveland Rehabilitation Center), a limited liability company formerly organized and existing under the

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laws of the State of Louisiana; and 3) South Oaks Rehabilitation Clinic, L.L.C.,
a limited liability company formerly organized and existing under the laws of the State of Louisiana (said limited liability companies being hereinafter sometimes jointly referred to as the "Kellar Companies").

D. The Kellar Companies were merged into Allied Health Partners, Inc., a Louisiana corporation, by that certain "Joint Agreement of Merger", effective November 20, 1997, by and among Allied Health Partners, Inc. (as the surviving corporation) and the various Kellar Companies;

E. Kellar is the owner of all of the issued and outstanding shares of the capital stock of Allied (the "Allied Shares");

F. Claire desires to acquire Allied by way of a merger of Allied and Olympic whereby Kellar, as the sole shareholder of Allied, will receive common stock in Claire in exchange for the Allied Shares;

G. Kellar has agreed to accept common stock in Claire as consideration for such merger;

H. Claire, Olympic and Allied, acting by their respective boards of directors, have determined that it is advisable and in the best interests of Claire, Olympic and Allied, and their respective shareholders, that Allied be merged with Olympic (with Olympic as the surviving corporation) on the terms and conditions hereinafter set forth;

I. The respective boards of directors of Claire, Olympic and Allied have, in each case by the unanimous affirmative vote of the entire board, authorized and approved this Agreement, and the Merger provided for herein;

J.   Said Merger is authorized under the laws of the state of Louisiana;

K. The parties intend that the stock exchange transaction provided for herein qualify as tax free reorganization for the shareholders of Allied under the tax laws of the United States of America; and, specifically, that it qualify as a statutory merger within the meaning of Internal Revenue Code Section 368 (a)(1)
(A), or a forward triangular merger within the meaning of Internal Revenue Code Sections 368 (a)(2)(D) and 368 (a)(1)(A); and

L. In order to record the terms and conditions of the agreement among them the aforesaid parties wish to enter into this Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSES that, in consideration of the foregoing, and the mutual covenants and agreements contained herein, the parties hereto agree,

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each with the other, as follows:

1.   INTERPRETATION

1.1 Where used herein or in any amendments or Exhibits hereto, the following terms shall have the following meanings:

     (a)  "Closing Date" means November 21, 1997;

     (b) "Merger" means the statutory merger of Allied and Olympic pursuant to the terms and conditions of the Merger Agreement;

     (c) "Merger Agreement" means the Agreement and Plan of Merger, in the form attached hereto as Exhibit "A", to be entered into by Allied and Olympic in order to effectuate the terms and conditions of this Agreement;

     (d) "Claire Shares" means those fully paid and non-assessable common shares of Claire to be issued to the members of the Kellar Companies by Claire pursuant to this Agreement; and

     (e)  "Louisiana Act" means the Louisiana Business Corporation Law.

1.2 All dollar amounts referred to in this agreement are in United States funds, unless expressly stated otherwise.

1.3 This Agreement shall be interpreted to give effect to the intention of the parties that this transaction qualify as a tax-free reorganization pursuant to Internal Revenue Code Sections 368(a)(1)(A) and 368 (a)(2)(D), and the regulations promulgated thereunder.

2.   AGREEMENT TO MERGE

2.1 Olympic and Allied and their respective shareholders hereby agree that Allied will be merged into Olympic, with Olympic as the surviving corporation, on the terms and conditions set forth in this Agreement and the Merger Agreement.

2.2 The Allied Shares owned by Kellar, as the sole shareholder, will be exchanged on the Closing Date for Three Million (3,000,000) shares of the restricted common stock of Claire (the "Claire Shares"), to be issued as fully paid and nonassessable.

3.   PLAN OF MERGER

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3.1  The Merger will be effected by a statutory merger between Allied and
Olympic to be completed on the following basis, with the intention that the transaction qualify as a tax-free reorganization pursuant to Internal Revenue Code Sections 368(a)(1)(A) and 368 (a)(2)(D):

     (a) Olympic and Allied will enter into the Merger Agreement on the Closing Date and a Certificate of Merger documenting the Merger, prepared pursuant to the provisions of Section 112 F (1) of the Louisiana Act and executed on the Closing Date, will be filed as soon as possible thereafter with the Secretary of State of the state of Louisiana;

     (b) Following the execution of the Merger Agreement, all parties hereto will do all things required to complete the Merger on the terms and conditions of the Merger Agreement;

     (c)  The Effective Date of the Merger will be the Closing Date;

     (d) The Merger will be completed on the Closing Date by the surrender of the Allied Shares to Claire by Kellar in exchange for the consideration set forth in Section 2.2 of this Agreement.

4.   WARRANTIES OF KELLAR:

4.1 The following warranties and representations shall only protect Claire against matters actually known to Kellar or Allied and not disclosed to Claire, and any material breach of those warranties and representations. Any warranties and/or representations made with respect to Allied shall be deemed to include each and all of the Kellar Companies merged into Allied pursuant to the "Joint Agreement of Merger" referenced in the preamble of this Agreement. After the expiration of a one year period following the Closing Date, Claire and Olympic expressly waive any right or cause of action that each might have against Kellar which is related to, or arises out of, any such material breach.

4.2 As a material inducement to Claire and Olympic to execute this Agreement and to perform or cause the same to be performed, Kellar represents and warrants to Claire and Olympic that, to his current knowledge:

     (a) There are no investigations, actions, suits, charges, complaints, or other proceedings of any character pending, threatened, or otherwise asserted against or involving Allied, at law or in equity, or before or by any federal, state, or other governmental division, agency, or instrumentality, domestic or foreign; and no circumstances are known to exist which would give rise to any such action, suit or proceedings. Furthermore, Allied is not in default with respect to any order or

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          decree of any such governmental agency or instrumentality, and Allied is not a party to any judgments, orders, or decrees which have a material adverse effect on its operations.

     (b) He does not have any information indicating that any hospital or other entity with which Allied has a current management or therapy services contract intends to request the termination of, or bring any action to terminate, such contract.

     (c) On the Closing Date, Allied will have good and marketable title to all of the property (except such items as have been sold or otherwise disposed of in the ordinary course of business) reflected or referred to in the balance sheet and profit and loss statement of the corporation attached hereto as Exhibit "B", and in the respective balance sheets and profit and loss statements of each of the Kellar Companies as of September 30, 1997; copies of which are attached hereto, in globo, as Exhibit "C", (said Allied and Kellar Companies' financial information being hereinafter sometimes referred to collectively as the "Financial Statements"). Further, such property will be subject to no mortgage, conditional sales agreement, financing statement, charge, lien, or encumbrance except as reflected on such Financial Statements and with respect to which no default exists except as shown thereon. Allied has not heretofore incurred any obligation to dispose of any such property except in the ordinary course of business.

     (d) Allied has no any material debts, obligations, or liabilities (whether accrued, absolute, contingent, or otherwise), of any nature, whatsoever, not disclosed on the Financial Statements, or indicated in the other Exhibits hereto, other than debts, obligations, and liabilities incurred in the normal course of business of the Kellar Companies or Allied since September 30, 1997; none of which are material either individually or collectively.

     (e) The business of Allied has been and is being conducted in all material respects in accordance with all applicable laws, rules, and regulations of all regulatory authorities.

     (f) Prior to their merger with Allied; Allied Management Group, L.L.C.; Health Care Partners, L.L.C.; and South Oaks Rehabilitation Clinic, L.L.C. were limited liability companies duly organized, validly existing, and in good standing under the laws of the State of Louisiana. None of those limited liability companies had any subsidiaries. The members of those respective Kellar Companies as of the date of their merger into Allied were as set forth in paragraph C of the preamble to this Agreement and no person or other entity, other than Kellar, had any membership interest in any of those Companies as of the date of that merger.

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          At the time of the merger of the Kellar Companies into Allied, there were no options or purchase agreements outstanding with respect to any of the membership interests in any of the Kellar Companies, or any other agreements, of any sort whatsoever, which created any current or future ownership, security, or other rights with respect to those membership interests in favor of Kellar, or any third party. Kellar has furnished to Claire for its examination: (i) copies of the Articles of Organization, Operating Agreements, and any other organizational or operational documents with respect to each of the Kellar Companies, and (ii) the minute books of each of the Kellar Companies containing all records required to be set forth of all proceedings, consents, actions and meetings of the respective members of each of those Companies. Kellar hereby expressly waives any rights which he may have to acquire any membership interest in any of the Kellar Companies including, without limitation, any preemptive rights, or options or rights of first refusal.

     (g) Allied is a corporation duly organized, validly existing, and in good standing under the laws of the state of Louisiana. Allied has no subsidiaries. The entire authorized capital stock of Allied consists of One Hundred (100) shares of no par common stock of which One Hundred (100) shares are presently issued and outstanding.

          All such outstanding shares have been validly issued and are fully paid and nonassessable. There are no stock options or stock purchase agreements outstanding with respect to any Allied stock, or any other agreements, of any sort whatsoever, which create any current or future ownership, security, or other rights with respect to that stock in favor of Kellar, or any third party. Kellar has furnished to Claire for its examination: (i) copies of the Articles of Incorporation and Bylaws of Allied, (ii) the minute books of Allied containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and board of directors, and (iii) the stock transfer books of Allied setting forth all transfers of any capital stock. Kellar hereby expressly waives any rights which he may have to acquire any stock of Allied, including, without limitation, any preemptive rights, or options or rights of first refusal, which may be provided in the Articles of Incorporation or Bylaws of Allied, or in any shareholder or other agreement.

     (h) Allied is not a party to any written or oral collective bargaining agreement or other contract with any labor union, and has no employment contracts, pension or profit sharing or bonus plans for employees, or independent contractor or consultant agreements, which cannot be terminated by Allied on not more than sixty-one (61) days notice. Allied has performed all obligations required to be

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          performed by it to date and is not in default in any material respect under any of the contracts, leases, or other agreements to which it is a party. All parties with which Allied has any contractual arrangements are in compliance therewith in all material respects and not in default thereunder.

     (i) The execution, delivery, and performance of this Agreement by Kellar does not violate any unwaived stock restrictions or agreements, charter provisions, laws, loans, contracts, or regulations, of any nature whatsoever, and no approval is required for such execution, delivery and performance;

     (j) Allied is not obligated or indebted to Kellar, except for any current salaries and monthly expenses;

     (k) Allied has no leases, contracts, agreements, or commitments other than those shown on the Financial Statements described above or listed on Exhibit "D" hereto;

     (l) No representation or warranty herein by Kellar contains or will contain any untrue statement of a material fact;

     (m) The books and records of Allied and each of the Kellar Companies correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of each respective corporation or company as of the date thereof, and all material financial transactions of Allied relating to its business have been accurately recorded in such books and records;

     (n) The Financial Statements, attached hereto as Exhibits "B" and "C", present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Allied and each of the Kellar Companies as of the date thereof;

     (o) The accounts receivables shown in the Financial Statements represent the total trade accounts receivable of Allied and each of the Kellar Companies as of the respective dates of those statements; do not include any debts other than trade debts; and are all due and fully collectible within sixty (60) days of the date of the Financial Statements, without set-off or counterclaim, except as has been allowed for as a doubtful account receivable or as otherwise indicated on Exhibit "E" hereto.

     (p) The business of each of the Kellar Companies was carried on in the ordinary and normal course during the period between the date of the Financial Statements and

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          the merger of those Companies with Allied and will be carried on by
          Allied in the ordinary and normal course after the date hereof and up to the date of Closing.

     (q) Since the date of the Financial Statements (Exhibits "B" and "C"), neither Allied nor any of the Kellar Companies has:

          (i)   promised or made any distributions of any kind to Kellar;

          (ii) paid or agreed to pay any additional compensation, pension, bonus, share of profits, or other benefit to, or for the benefit or, any employee, member, stockholder, director or officer of any of the Kellar Companies or Allied except in the normal course of business; or

          (iii) settled any accounts receivable of a material nature at less than face value.

     (r) Allied has not guaranteed, or agreed to guarantee, any debt, liability of other obligation or any person or other entity.

     (s) Neither Allied nor Kellar is aware of any contingent tax liabilities of any of the Kellar Companies or Allied, or of any grounds which will prompt reassessment of any tax payable by Allied or any of those Companies.

     (t) All tax returns and reports of each of the Kellar Companies or Allied which were required by law to be filed prior to the date of this Agreement have been filed and are true, correct and complete. All taxes and other government charges have been paid or accrued by each Company and by Allied.

     (u) The stock held by Kellar in Allied is free and clear of all liens, charges, security interests and/or encumbrances.

     (v) The Kellar Companies and Allied have provided to Claire complete and true copies of all management and/or therapy service contracts entered into in connection with the conduct of the business of each of those Companies and Allied (the "Contracts"); which Contracts are listed on Exhibit "F". No party is in material default or breach of any of the Contracts and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach.
          Each Contract is in full force and effect and in good standing and is enforceable in accordance with its terms. None of the Contracts is subject to any terms or conditions not expressly set forth in such Contract.

 5.  WARRANTIES OF CLAIRE:

5.1 The following warranties and representations shall only protect the Allied and Kellar against matters actually known to Claire and not disclosed to Allied or Kellar, and any material breach of those warranties and representations. After the expiration of a one (1) year period following the Closing Date, Allied and Kellar each expressly waives any right or cause of action that either of them might have against Claire which is related to, or arises out of, any such material breach.

5.2 As a material inducement to Kellar to execute this Agreement and to perform or cause the same to be performed, Claire represents and warrants to Kellar, to the best of its knowledge, information and belief, that:

     (a) Claire is a publicly traded corporation duly organized, existing and in good standing under the laws of the State of Nevada and has corporate power to own and operate its properties and to carry on its business. Claire has one hundred million shares of authorized common stock and no other types or classes of stock are authorized or issued. No more than 12,819,200 shares of such stock will be issued and
          outstanding immediately prior to the Closing.   There are no current
          or pending restrictions on the public trading of the Claire stock and there are no outstanding options, warrants or other agreements or obligations, of any sort whatsoever, with respect to that stock. Claire is currently in good standing and in compliance with all SEC and/or other Federal and state regulatory authorities and, further, with all applicable exchange, market and/or trading regulations governing all public markets in which its stock is currently traded. Claire will remain in such compliance through and after the Closing.

     (b) There is no provision in the Articles of Incorporation or By-Laws of Claire, or in any indenture, contract, or agreement to which Claire is a party or by which Claire is bound, that: (i) prohibits the execution and delivery by Claire of this Agreement, the Merger Agreement or the Claire Shares, or the other instruments to be executed by Claire pursuant hereto; or (ii) the performance by Claire of any of the terms or conditions of this Agreement, or the Merger Agreement or such other instruments.

     (c) The execution, effectuation and delivery of this Agreement, the Merger Agreement, and the other instruments referenced above have been duly authorized by all necessary corporate action on the part of Claire.

     (d) All statements contained in the U.S. Securities and Exchange Commission Form 10-KSB filed for Claire for the fiscal year ended on December 31, 1996; and in

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          the SEC Forms 10-QSB filed for the quarterly periods ending March 31,
          1997 and June 30, 1997; respectively, are true and correct.

     (e) There are no investigations, actions, suits, charges, complaints, or other proceedings of any character pending, threatened, or otherwise asserted against or involving Claire, at law or in equity, or before or by any federal, state, or other governmental division, agency, or instrumentality, domestic or foreign; and no circumstances are known to exist which would give rise to any action, suit or proceedings. Furthermore, Claire is not in default with respect to any order or decree of any such governmental agency or instrumentality, and Claire is not a party to any judgments, orders, or decrees which have a material adverse effect on its operations.

6.   COVENANTS OF CLAIRE:

6.1 Claire covenants with Kellar that at all times prior to and including the Closing Date each representation and warranty of Claire set forth herein shall be true and correct in all material respects and shall survive the Closing.

6.2  Claire covenants and agrees with Kellar that Claire:

     (a) will duly and punctually perform all things on its part to be done or performed under this Agreement;

     (b) will at all reasonable times permit Kellar to inspect its books and records and to inspect its properties and operations;

     (c) will maintain its corporate existence in good standing and comply with all applicable laws and regulations of the United States, or of any state or states thereof, or of any political subdivision thereof, and of any governmental authority;

     (d) will not modify its Articles of Incorporation to increase its authorized capital stock;

     (e) will not (prior to the Closing) issue any of its authorized stock, nor grant any options, warrants, or other agreements creating, or agreeing to create, any current or future ownership and/or security interest in any of such authorized stock, in excess of the total number of issued shares specified in Section 5.2 (a), above; and

     (f) will furnish Kellar, upon his request, (concurrently with the filing and/or production of the same) with copies of all future SEC filings and reports; all

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          future monthly or quarterly financial reports or statements generated by Claire in the ordinary course of business; and any other reports, financial or otherwise, hereafter delivered to any financial institution or other third party by Claire.


7.   COVENANTS OF KELLAR:

     Kellar severally covenants with Claire and Olympic that at all times from the date of this Agreement, to and including the Closing Date, that each representation and warranty of Kellar set forth herein shall be true and correct in all material respects and shall survive Closing and, further, that he will exert his good faith efforts to insure that:

7.1 Until the Closing Date, Allied will conduct its business in the ordinary course and will not dispose of or encumber in any manner, or permit to be disposed of or be additionally encumbered (by any act on the part of Allied or Kellar) any of the assets presently owned by the Allied, except in the normal course of its business.

7.2 Allied will keep all of its insurable property and assets insured in accordance with present practices and will maintain, preserve, and keep all equipment, machinery, and other personal property in present condition and state of repair, reasonable wear and damage by fire or other casualty excepted.

7.3 Allied will not modify its Articles of Incorporation; change its authorized or issued capital stock; grant any options or commitments relating its capital stock; issue any additional capital stock; or make any dividend or other distribution or payment with respect to such stock.

7.4 After the execution of this Agreement, Allied will make no distribution or payment to Kellar which arises out of, or is related to, his ownership of Allied stock.

7.5 Except for normal annual and periodic raises in the ordinary course of business, Allied shall not increase the compensation payable to or to become payable to any of its officers, directors, consultants or employees without the prior approval of Claire.

7.6 Allied shall not borrow, or agree to borrow, any money; or make any draws against any existing loans or lines of credit, without the prior approval of Claire.

7.7 Allied shall not enter into any lease or commitments without the prior approval of Claire.

7.8 Allied will use its best efforts to preserve its business organization intact and to retain the services of its present employees and consultants.

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8.   CLOSING:

8.1 The assignment and/or delivery of the consideration specified in Section 2, above, and any and all other documents required by this Agreement (the "Closing") shall take place at a location mutually agreeable to all parties, at 10:00 a.m., on November 21, 1997.

8.2 At the Closing, Kellar shall deliver to Claire a certificate of good standing for Allied from the Secretary of State of that corporation's state of domicile.

8.3 At the Closing, Kellar and Allied shall execute current certificates acknowledging that the representations and warranties contained herein are true and correct as of the Closing Date and shall survive Closing for the period set forth is Section 4.1 hereof.

8.4  At the Closing, Kellar shall deliver the following items to Claire:

     (a) The agreements of Kellar and Linda Holiman not to compete with Allied or Olympic, or with the respective business operations of those corporations, for a period of two (2) years following the Closing Date, or two (2) years following the termination of their respective employment with Allied, Olympic, or any related company, whichever date is later, on the terms and conditions set forth in Exhibit "G" hereto;

     (b) The employment and/or consulting agreements of Richard A. Kellar and Linda Holiman, respectively, on the terms and conditions set forth in Exhibits "H" and "I" hereto;

     (c)  The written opinion of the attorney for Allied that :

          (i) Allied has been duly formed, organized and is validly existing under the laws of its state of domicile; that it has the corporate power to own or lease its properties and to carry on its current business operations; and that it is in good standing with respect to any required filings with the appropriate governmental authorities;

          (ii) this Agreement has been duly and validity executed by properly authorized officers on behalf of Allied and is a binding obligation of Allied;

          (iii) the issued and authorized capital stock of Allied is as set out in this Agreement and all of the issued and outstanding shares are fully paid and nonassessable;

          (iv) all necessary approvals and all necessary steps and corporate proceedings have been obtained or taken to permit the effectuation of the transactions specified in this Agreement and, without limiting the generality of the foregoing, that all required proceedings Allied and its directors and shareholders (including all matters which, in the reasonable opinion of counsel for Claire are material in connection with the merger transaction contemplated by this Agreement) have been taken or are otherwise favorable to the completion of such transaction;

          (v) there is no provision in any indenture, contract, or agreement known to such counsel to which Allied is a party, or by which Allied is bound, that prohibits or restricts the execution and delivery by Allied of, or the performance or observance by Allied of, the terms and conditions of this Agreement or the Merger Agreement; and

          (vi) there is no provision in any applicable Federal or State law or regulation, including, without limitation, any rule or regulation of the U.S. Securities and Exchange Commission and/or any applicable "Blue Sky" or other laws or regulations of the State of Louisiana, which prohibits or restricts the execution and delivery by Allied of the Agreement or the Merger Agreement, or the performance or observance by Allied of, the terms and conditions of the same.

     (d) Written consents of any client as may be required under the provisions of any of the Contracts upon the change of ownership or control of any of the Kellar Companies or Allied and, further, all consents from all governmental and administrative authorities required under any permit or license held by any of the Kellar Companies or Allied for the conduct of their business.

     (e) A certificate by the president of Allied certifying that the representations and warranties in this Agreement are true and correct as of the Closing Date;

     (f) Certified copies of the minutes of the meetings of the stockholders and board of directors of Allied approving this Agreement and the Merger Agreement;

     (g) The resignations, in writing, of all directors and officers of Allied; and

     (h)  The Merger Agreement and Certificate of Merger, duly executed.


8.5 At the Closing, Claire shall transfer and deliver the Claire Shares, as provided in Section

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2.2 hereof, to Kellar.

8.6 At the Closing, Claire shall deliver to Kellar a favorable opinion of Claire's attorney or attorneys, to the effect that:

     (a) Claire and Olympic are corporations duly organized, existing and in good standing under the laws of their respective state of domicile and that each such corporation has the corporate power to own and operate its properties and to carry on its business;

     (b) This Agreement and the Merger Agreement have been duly authorized on the part of Claire and Olympic by all necessary corporate and other action; have been duly executed and delivered by each such corporation; and are the legal, valid, and binding obligations of each corporation, enforceable in accordance with their respective terms, except as limited by laws generally affecting the enforcement of creditors' rights;

     (c) There is no provision in any indenture, contract, or agreement known to such counsel, to which Claire or Olympic is a party or by which Claire or Olympic is bound, that prohibits or restricts the execution of this Agreement or the Merger Agreement or its performance or observance of the terms and conditions of the same; and

     (d) There is no provision in any applicable Federal or State law or regulation, including, without limitation, any rule or regulation of the U.S. Securities and Exchange Commission and/or any applicable "Blue Sky" or other laws or regulations of the States of Nevada or Louisiana, which prohibits or restricts the execution and delivery by Claire or Olympic of this Agreement or the Merger Agreement, or the performance or observance by Claire or Olympic of the terms and conditions of the same.

8.7 At the Closing, Claire and Olympic shall execute a current certificate acknowledging that the representations and warranties made herein by each such corporation are true and correct as of the Closing and that the same shall survive Closing for the period stipulated in Section 5.1 hereof.

8.8 At the Closing, Claire and Olympic shall deliver to Kellar the Merger Agreement and the Certificate of Merger, duly executed by all necessary parties.

9.   BROKERAGE:

     Kellar and Claire each represent and warrant to the other that they have had no dealings and negotiations with respect to this transaction with any other person, firm or corporation except for officers and employees of Claire and Allied. Claire agrees to hold Kellar harmless for brokerage in this transaction by reason of Claire's breach of such warranty, and Allied and Kellar severally agree to indemnify and hold Claire and Olympic harmless from any claim, demand, or judgment made or rendered against Claire for brokerage in this transaction by reason of the breach of such warranty by Kellar.

10.  POST-CLOSING OPERATIONS:

10.1 It is understood and agreed that Claire and Olympic (by means of the Merger) are acquiring the current business operations of Allied as a going concern and that all parties hereto contemplate and agree that the existing management, employees and consultants of Allied, and Allied's current business practices and procedures shall be retained by Allied to the extent reasonably possible and consistent with sound business judgment. Accordingly, Claire and Olympic agree, for a period of not less than one (1) year after the Closing, to the following:

     (a) To cause Olympic to appoint the following individuals to the designated positions (at no less than the annual salaries indicated):

                         Richard A. Kellar, Chief Operating Officer.....
                         $200,000.00 per year

                         Linda Holiman, Vice President for Operations.....
                         $200,000.00 per year

           Said employment agreements shall relate to the operations of Olympic and shall be in the forms attached hereto, respectively, as Exhibits "H" and "I".

     (b) To maintain the principal operations office of Olympic at 62100 Poole's Bluff Road, Bogalusa , Louisiana 70427, and the corporate headquarters of Olympic at 1613 Jimmie Davis Hwy., Bossier City, Louisiana 71112, or at such other locations as may be acceptable to all parties.

11.  CONDITIONS PRECEDENT TO CLOSING:

11.1 Each party's obligation to close the transaction contemplated herein is conditioned upon the following:

     (a) That all representations and warranties herein made by the other parties are true and correct as of the date of the Closing;

     (b) That all obligations of the other parties have been completed and/or fulfilled as of the date of the Closing; and

     (c) That all required consents from all clients of Allied and all governmental and administrative authorities shall have been obtained such that the change in ownership and/or control of Allied after the Closing shall not result in the cancellation, termination, or reduction of any right under any Contract, license or permit held by Allied for the conduct of its business operations.

12.  MISCELLANEOUS:

12.1 This Agreement shall be binding on the heirs, representatives, successors, and assigns of the parties and the terms, covenants, warranties and representations hereof shall survive the Closing for the periods set forth in Sections 4.1 and 5.1 hereof. This Agreement constitutes the entire agreement of the parties and any amendment or modification of the same must be in writing and signed all parties.

12.2 Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person to such party, or mailed by registered or certified mail, postage prepaid, addressed as follows:

                    If to Kellar or Allied:

                    Richard A. Kellar
                    P. O. Box 945
                    Bogalusa, La 70427-0945


                    If to Claire or Olympic:

                    Jan Wallace
                    Scottsdale Centre
                    7373 North Scottsdale Road
                    Suite B-169
                    Scottsdale, Arizona 85253

or to such other address with respect to a party as such party shall notify the others in writing in the manner provided above.

12.3 The parties hereto agree that an announcement of this Agreement, through joint press releases and/or other appropriate and customary means, will be made to the public after the execution of this Agreement. Any such announcement will be made jointly by Claire and Kellar and the language and contents of the same shall be subject to the prior approval of both of those parties.

12.4 This Agreement is being delivered and is intended to be performed in the State of Louisiana and shall be construed and enforced in accordance with the laws of that state. Any other documents related to this Agreement shall also be construed and enforced in accordance with the laws of the state of Louisiana.

12.5 This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. It shall not be necessary that any single counterpart hereof be executed by all parties hereto as long as at least one counterpart is executed by each party.

12.6 This Agreement supersedes, in their entirety, any and all previous agreements of theparties with respect to the acquisition of Allied and/or the Kellar Companies by Claire or Olympic (with the exception of any agreements relating to the confidentiality of any information furnished to Claire concerning the affairs of Allied or the Kellar Companies).

13.  REGISTRATION OF CLAIRE SHARES:

     After the expiration of a period of one (1) year after the Closing Date, Kellar shall have the right to request the registration of, and Claire hereby agrees to register, all or any portion of the Claire Shares received by him pursuant to this Agreement for sale to the public pursuant to the provisions of the applicable rules and regulations of the U.S. Securities and Exchange Commission. Upon receipt of such a request, Claire will promptly undertake the registration of such shares. Kellar understands that the registration of the subject shares may be subject to certain terms and conditions imposed on Claire by its underwriters and agree to abide by any reasonable terms and conditions so imposed.

14.  RESERVATION:

     The parties reserve the right to demand specific performance of the terms of this Agreement.

15.  CONSTRUCTION:

     Each of the parties hereto has agreed to the use of the particular language of the provisions of this Agreement and the Exhibits. Accordingly, it is agreed and understood that any questions of doubtful interpretation with respect to any such provisions shall not be resolved solely by any rule of interpretation against the draftsman, but rather in accordance with the fair meaning of those provisions.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed, on the dates indicated below, effective November 20, 1997, in the presence of the undersigned witnesses.

WITNESSES:                             CLAIRE TECHNOLOGIES, INC.

/s/ W.A. Lucky III


/s/ Linda Holiman                      By: /s/ Jan Wallace
                                           -------------------------
                                           Jan Wallace, President
                                           November 20, 1997



WITNESSES:                             OLYMPIC REHABILITATION SERVICES, INC.

/s/ A.L. Blondeau


/s/ Linda Holiman                      By: /s/ Jan Wallace
                                           ---------------------------
                                           Jan Wallace, President
                                           November 20, 1997

WITNESSES:                             ALLIED HEALTH PARTNERS, INC.



/s/ A.L. Blondeau                      By: /s/ Richard A. Kellar
                                           ----------------------------
                                           Richard A. Kellar, President
                                           November 20, 1997
/s/ Linda Holiman


WITNESSES:


/s/ W. A. Lucky III                        /s/ Richard A. Kellar
                                           -------------------------------
                                           Richard A. Kellar, Individually
                                           November 20, 1997
/s/ Linda Holiman

                     ACQUISITION AGREEMENT

                       TABLE OF CONTENTS


1.   INTERPRETATION                                                    PAGE 3

2.   AGREEMENT TO MERGER                                               PAGE 3

3.   PLAN OF MERGER                                                    PAGE 3

4.   WARRANTIES OF KELLAR                                              PAGE 4

5.   WARRANTIES OF CLAIRE                                              PAGE 8

6.   COVENANTS OF CLAIRE                                               PAGE 10

7.   COVENANTS OF KELLAR                                               PAGE 10

8.   CLOSING                                                           PAGE 11

10.  BROKERAGE                                                         PAGE 14

11.  POST CLOSING OPERATIONS                                           PAGE 14

12.  CONDITIONS PRECEDENT TO CLOSING                                   PAGE 15

13.  MISCELLANEOUS                                                     PAGE 15

12.  REGISTRATION OF CLAIRE SHARES                                     PAGE 17

13.  RESERVATION                                                       PAGE 17

14.  CONSTRUCTION                                                      PAGE 17

                     ACQUISITION AGREEMENT

                      SUMMARY OF EXHIBITS



EXHIBIT "A"   AGREEMENT AND PLAN OF MERGER

EXHIBIT "B"   BALANCE SHEET, PROFIT AND LOSS STATEMENT OF ALLIED
               AND CONSOLIDATED ASSET LIST

EXHIBIT "C"   BALANCE SHEET, PROFIT AND LOSS STATEMENT OF EACH OF
               THE KELLAR COMPANIES

EXHIBIT "D":  LIST OF AGREEMENTS, CONTRACTS, LEASES, ETC.

EXHIBIT "E":  DELINQUENT AND/OR DOUBTFUL ACCOUNT RECEIVABLES

EXHIBIT "F":  MANAGEMENT AND/OR THERAPY SERVICE CONTRACTS

EXHIBIT "G":  NON-COMPETE AGREEMENT

EXHIBIT "H":  RICHARD A. KELLAR EMPLOYMENT AGREEMENT

EXHIBIT "I":  LINDA HOLIMAN CONSULTANT AGREEMENT